EXHIBIT 3.1

CONSENT TO SHAREHOLDER ACTION

OF

U.S. RARE EARTH MINERALS, INC.

(a Nevada corporation)

WITHOUT A MEETING

Pursuant to Nevada Revised Statutes (NRS) § 78.320 entitled “Stockholders’ meetings; . . . consent for actions taken without meeting,” the undersigned majority shareholder of U.S. Rare Earth Minerals, Inc., a publicly held Nevada corporation (hereinafter “Company”), hereby consents, in writing, to cast all of its 70,500,000 common capital shares held in the Company, namely, an amount representing 63.3% of the total number of issued and outstanding shares of the Company, in favor of a certain Consent Resolution dated July 30, 2018 and unanimously executed by the directors of the Company.  The purpose of such Consent Resolution is to authorize and effectuate a 1 for 30 reverse split of the Company’s shares.  A copy of the Consent Resolution so approved hereby is attached hereto and incorporated by reference.

This written consent shall also constitute minutes of the proceedings of the stockholders of the Company as contemplated in NRS § 78.320.3.  As further contemplated in NRS § 78.320.3 and because this consent to shareholder action is in writing, notice of a stockholders’ meeting was not given and no formal meeting was called or held.

DATED and made effective this 30th day of July 2018.

AFCC, LLC, a Wyoming limited liability company and majority shareholder of the Company.

/s/ Henry Casden.
By: Henry Casden.
Its: Co Manager and Member

/s/ Robert T. Yarbray
By: Robert T. Yarbray
Its: Co Manager and Member

(See Consent Resolution next page below)

U.S. Rare Earth Minerals, Inc.

(A Nevada corporation)

Consent Resolution

WHEREAS the Board of Directors of this corporation, at a Special Meeting of the Board of Directors, held July 30, 2018, determined by Consent, to reverse split this corporation’s common stock at the ratio of one (1) for each thirty (30) shares issued and outstanding; and,

WHEREAS the Board of Directors unanimously determined that it will be in the best interests of the Company and all of its shareholders to reverse split the issued common stock; and,

WHEREAS Nevada law allows the Board of Directors of a corporation, unless restricted by the articles of incorporation, to effect a forward or reverse split of any such class or series of the corporation’s shares with a written consent vote of the majority of shareholders, so long as the action taken does not change or alter any right or preference of the shareholder and does not include any provision or provisions pursuant to which only money will be paid or script issued to shareholders who hold 10% or more of the outstanding shares of the affected class and series, and who would otherwise be entitled to receive fractions of shares in exchange for the cancellation of all of their outstanding shares;

NOW, THEREFORE, BE IT RESOLVED, that the company reverse split its issued common stock for one (1) share for each thirty (30) presently issued and outstanding.

FURTHER RESOLVED that the company reverse split its issued common stock at the rate of 1 new share for every 30 previously held shares. Fractions of shares resulting from said split will be rounded down and the Company will offer $.05 (five cents) in lieu of fractional shares to any shareholder who makes a request, in writing, to the Company at its executive offices. Said offer will be open to all fractional shareholders for a period of six months following the effective date of the reverse split;

FURTHER RESOLVED that, because the reverse split will be effectuated on a per certificate basis rather than a holding basis, the Company's transfer agent, Action Stock Transfer Company is hereby authorized to comply with a bona fide request made by DTC to issue additional shares in order to "cover" holdings at participant and/or beneficial owner levels;

FURTHER RESOLVED, the effective date of the split shall be the opening of business on August 27, 2018.

There being no further business to come before the Meeting, and upon motion duly made, seconded and unanimously carried, the Meeting was adjourned at 9:50 A.M.

CERTIFED to be correct and DATED this 1st day of August 2018 and respectfully submitted:

s/s Larry Bonafide

Larry Bonafide,

CFO, Secretary/Treasurer & Chairman